Exhibit 99.1

September 9, 2008

RE:	Announcement of Treasury Backstop Facility

Dear Member,

Over the past few days, you have heard and read much about the Federal Housing Finance Agency’s (FHFA) decision to place Fannie Mae and Freddie Mac into conservatorship. The FHFA is the new regulator for Fannie Mae, Freddie Mac, and the Federal Home Loan Banks (FHLBanks). I wanted to make certain that our membership knows that the conservatorship is directed only at Fannie Mae and Freddie Mac. The FHLBanks were not included in that action. In fact, FHFA Director James Lockhart has been complimentary of the FHLBank business model.

Included in the FHFA announcement is the establishment by Treasury of a backstop credit facility for Fannie Mae, Freddie Mac, and the FHLBanks, which was provided for in the Housing and Economic Recovery Act enacted on July 30, 2008. This lending facility provides a contingent source of added liquidity should the FHLBanks’ borrowing activities ever require it.

This lending facility will backstop the liquidity of the FHLBanks’ securities in the market. As such, it will support the FHLBanks’ liquidity as we provide funding to the nation’s banking system, ensuring the flow of credit and other services for housing and community development to member financial institutions.

Since the onset of the credit crisis, the FHLBanks have been providing increased liquidity and funding to their member financial institutions. This growth in funding has been accompanied by growth in net income and a corresponding increase in member-supplied capital. While we and all mortgage market participants continue to operate in an uncertain market environment, FHLBI’s and the FHLBank System’s financial data confirm our strength during this difficult economic period.

FHLBI

•	Advances (secured loans to members) increased 37% from $22.0 billion at June 30, 2007, to $30.2 billion at June 30, 2008.
•	Net income for the twelve months ended June 30, 2008, was $160 million compared to $109 million for the twelve months ended June 30, 2007, a 47% increase.
•	Capital rose to $2.4 billion at June 30, 2008, an increase of 14% compared to $2.1 billion at June 30, 2007.

FHLBank System

•	Advances increased 43% from $640 billion at June 30, 2007, to $914 billion at June 30, 2008.
•	Combined net income for the twelve months ended June 30, 2008, was $3.0 billion compared to $2.6 billion for the twelve months ended June 30, 2007, a 15% increase.
•	Total combined capital for the FHLBanks rose to $56.6 billion at June 30, 2008, an increase of 27% compared to $44.6 billion at June 30, 2007.

We appreciate the ongoing commitment of our members in using our products for liquidity, home mortgage lending, and community development.

Sincerely,

/s/ MILTON J. MILLER

Milton J. Miller

President & CEO